SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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ANDREW CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Andrew Corporation

December 30, 2005

Notice of 2006 Annual Meeting of Shareholders and Proxy Statement

Meeting Date: Wednesday, February 8, 2006 Andrew Corporation 10500 West 153rd Street Orland Park, Illinois U.S.A. 60462

December 30, 2005

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Andrew Corporation at the Chicago Marriott Suites O’Hare Riverway Auditorium, 6133 North River Road, Rosemont, Illinois on Wednesday, February 8, 2006 at 10:00 a.m. You will find a map to the Riverway Auditorium on the back cover of this Proxy Statement.

This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning Andrew that you should be aware of when you vote your shares.

The principal business of the Annual Meeting will be to elect directors and to ratify the appointment of our independent auditors. As in prior years, we plan to review the status of the company’s business at the meeting and answer any questions you may have.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. If you prefer, you may choose to vote by telephone or over the Internet. If you choose one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible.

On behalf of the Board of Directors and management, I would like to express our appreciation for your continued interest in the affairs of Andrew Corporation.

Sincerely,

Charles R. Nicholas

Chairman

Notice of Annual Meeting of Shareholders
Wednesday, February 8, 2006 Chicago Marriott Suites O’Hare Riverway Auditorium 6133 North River Road Rosemont, Illinois 60018

The purpose of our Annual Meeting is to:

1. Elect nine Directors for the ensuing year; and

2. Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2006.

You can vote at the Annual Meeting in person or by proxy if you were a shareholder of record on December 9, 2005. Our Annual Report for the fiscal year ended September 30, 2005 is enclosed. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

James F. Petelle

Vice President and Secretary

December 30, 2005

Annual Report on Form 10-K

You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2005, including schedules, that we filed with the Securities and Exchange Commission. Please contact Susanne Martinez, Investor Relations, Andrew Corporation, 10500 West 153rd Street, Orland Park, IL 60462, or susanne.martinez@andrew.com by e-mail. You may also obtain an electronic copy of our Annual Report on Form 10-K by visiting the “Investors” section of our website, www.andrew.com.

●	What am I voting on?

The Andrew Board of Directors is soliciting your vote for:

•	the election of nine Directors; and

•	the ratification of the appointment of Ernst & Young LLP as our independent auditors.

●	Who is entitled to vote?

Holders of our common stock at the close of business on December 9, 2005 (the record date) are entitled to vote. On that date, there were 159,596,559 shares of Andrew common stock outstanding and entitled to vote at the Annual Meeting.

●	How many votes do I have?

Each share of Andrew common stock that you own entitles you to one vote.

●	How do I vote?

All common shareholders may vote by mail. All shareholders who hold their shares in their own name and most shareholders who hold shares through a bank or broker also may vote by telephone or over the Internet. If one of these options is available to you, we strongly encourage you to use it because it is faster and less costly to Andrew. To vote by mail, please sign, date and mail your proxy in the postage paid envelope provided.

If you attend the Annual Meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on December 9, 2005, the record date for voting.

●	What if I return my proxy but do not mark it to show how I am voting?

If you sign, date and return your proxy card, but do not indicate how you want to vote, you give authority to Charles R. Nicholas and James F. Petelle to cast your vote on the items discussed in these proxy materials. In such a case, your proxy will be voted FOR each of the director nominees and FOR the ratification of the appointment of Ernst & Young as our independent auditors.

●	What if other items come up at the Annual Meeting and I am not there to vote?

When you return a signed and dated proxy card or provide your voting instructions by telephone or Internet, you give Mr. Nicholas and Mr. Petelle the discretionary authority to vote on your behalf on any other matter that is properly brought at the Annual Meeting.

●	Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•	notify the Andrew Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

•	submit another proxy with a later date;

•	vote by telephone or Internet after you have given your proxy; or

•	vote in person at the Annual Meeting.

●	What does it mean if I receive more than one proxy card?

Your shares are likely registered in different names or are held in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Investor Services LLC, at (800) 357-1910. Combining accounts reduces excess printing and mailing costs, resulting in savings for the company and for you as a shareholder.

●	What constitutes a quorum?

The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting either in person or by proxy constitutes a quorum. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Meeting.

Abstentions are counted as “shares present” at the Meeting for purposes of determining whether a quorum exists. In the election of directors, abstentions will have no effect on the outcome of the vote. In the vote on the ratification of the appointment of our independent auditors, abstentions will have the effect of votes “against” the proposals. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called “broker non-votes”) are considered “shares present” for purposes of determining whether a quorum exists. However, broker non-votes are not considered to be shares entitled to vote and will not affect the outcome of any vote.

●	What vote is required to approve each proposal?

Election of Directors: The nine nominees who receive the most votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting.

Ratification of the Appointment of Independent Auditors: Although we are not required to submit the appointment of our auditors to a vote of shareholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of Ernst & Young as our independent auditors requires the affirmative vote of a majority of the shares present or represented by proxy at the Meeting and entitled to vote.

●	Who pays to prepare, mail and solicit the proxies?

Andrew will pay all of the costs of preparing, mailing and soliciting these proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of Andrew common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses.

In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. We also have employed Morrow & Company, Inc. to solicit proxies on our behalf and will pay them approximately $6,500, plus expenses, for their services.

●	How do I submit a shareholder proposal for next year’s Annual Meeting?

You must submit a proposal to be included in our proxy statement for the next annual meeting (February 2007) in writing no later than September 1, 2006. Your proposal must comply with the proxy rules of the Securities and Exchange Commission (SEC).

If you do not want your proposal to be included in the proxy statement but want to raise it at the next annual meeting, then we must receive your proposal no later than

November 10, 2006. If you submit a proposal after the November 10 deadline but we choose to consider it at the meeting, then the SEC rules permit the individuals named in the proxies for the meeting to exercise discretionary voting power on that proposal. Under our by-laws, your proposal must contain: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on our stock records; (3) the number of shares of Andrew common stock that you beneficially own; and (4) a brief description of any interest you may have in the business you want to bring before the meeting. You should send your proposal to the Corporate Secretary at our address on the cover of this proxy statement.

●	How do I nominate a director for consideration at next year’s Annual Meeting?

Your nominations for directors of Andrew must meet all of the requirements for shareholder proposals discussed above. Our by-laws also require that for each individual you propose to nominate you give: (1) his or her name, age and home and business addresses; (2) his or her principal occupation or employment; (3) the number of shares of Andrew common stock that he or she beneficially owns; (4) any other information required by the proxy rules of the SEC; and (5) a description of all arrangements or understandings under which you are making the nomination. In addition, you must represent that you plan to appear in person or by proxy at the annual meeting to make the nomination.

Corporate Governance Policies and Practices

We maintain a corporate governance page on our website. This website includes, among other items, the Andrew Corporation Governance Principles for the Board of Directors, charters of each committee of the Board, the Andrew Code of Conduct and information regarding our Whistleblower Policy. The corporate governance information can be found at www.andrew.com.

We are proud of the fact that many of our policies and practices relating to corporate governance were in place prior to the passage of the Sarbanes-Oxley Act in 2002 and subsequent regulatory changes. Key policies and practices include:

•	Over 75% of the directors slated for election at this year’s Annual Meeting are independent directors, as defined by Nasdaq. Independent directors do not receive consulting, legal or other fees from Andrew other than Board and Committee compensation.

•	The Board’s current policy is to separate the roles of Chairman of the Board and Chief Executive Officer.

•	The Board has designated Mr. William Hunt, one of the independent directors, as Lead Director.

•	The Board regularly reviews and approves a succession plan covering the CEO and other senior executive positions.

•	The independent directors of the Board meet regularly without the presence of management.

•	All of our employees, officers and directors are subject to Andrew’s Code of Conduct. The Code meets the requirements of Nasdaq, as well as the code of ethics requirements of the SEC. Directors, officers and employees in sensitive positions are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the Code of Conduct. We will promptly post any amendment to or waivers of the Code of Conduct on our website.

•	Directors stand for reelection every year.

•	The Board has adopted an age limit under which a director will not be slated for re-election after the director exceeds age 72, a term limit of 12 years and a limit of four other public-company boards on which a director may serve in addition to service on the Andrew Board.

•	The Audit, Compensation and Human Resources, and Corporate Governance and Nominating Committees each consist entirely of independent directors.

•	At least annually, the Board reviews Andrew’s business unit initiatives, capital projects and budget matters.

•	The Audit Committee must review and approve any related party transaction.

•	The Board has implemented a process for periodic evaluation of the Board, each Committee and each director.

•	Incentive compensation plans for executives link pay directly and objectively to measured financial goals set in advance by the Compensation and Human Resources Committee. For more information, see “Report of the Compensation and Human Resources Committee on Executive Compensation.”

•	As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Our Director of Internal Audit reports directly to the Audit Committee.

•	Directors are encouraged to attend our Annual Meeting. While their attendance is not required, all but one of our directors who were then serving attended our last Annual Meeting.

•	Directors are encouraged to attend educational seminars regarding topics of interest to directors of publicly traded companies. The Board has arranged for courses certified by Institutional Shareholder Services, Inc. to be provided to all directors in conjunction with scheduled Board meetings during fiscal year 2006.

•	The Board recently amended our Stockholder Rights Plan to increase the trigger to 20%. It is the Board’s present intention to replace the Plan upon its expiration in December 2006, subject to stockholder approval at the February 2007 Annual Meeting, with a plan having a three-year term that provides for a 20% trigger, a stockholder redemption feature and no “dead-hand” or “slow-hand” features that would prohibit or limit newly elected directors from amending the Plan.

Director Compensation

Directors who are Andrew employees receive no fees for their services as directors. Non-employee directors receive an annual retainer of $25,000 and a fee of $1,800 for each Board meeting and committee meeting they attend in person. The fee is $900 for attendance by telephone at Board and Committee meetings. The chairman of the Audit Committee receives an additional annual retainer of $15,000, while the chairmen of the other two standing committees each receive additional annual retainers of $10,000. During fiscal year 2005, Mr. Donahoe received additional payments of $7,200 for attending quarterly meetings with management and the external auditor in connection with his role as Audit Committee Chairman.

Non-employee directors can defer part or all of their director fees under a deferred compensation plan. In lieu of cash payment, a director’s account is credited with share units equal to the value of Andrew common stock at the end of the quarter in which the director elected to defer the fees. Upon leaving the Board, a director will receive the deferred amount in cash, based on the then current value of Andrew common stock. Six of the 11 individuals who served as outside directors during the last fiscal year deferred some or all of their director fees.

Non-employee directors also participate in the Andrew Corporation Long-Term Incentive Plan. Under this plan, each eligible director currently receives an annual grant of 5,000 deferred stock units (“DSU’s”). DSU’s vest four years after grant, at which time they are convertible into shares of Andrew common stock.

Under guidelines adopted by the Board, each non-employee director is expected to own Andrew common stock having a value equal to at least three times annual cash compensation. The value is computed based on a three-year average stock price. A director has five years following election to the Board to reach that ownership level. Each candidate for director is currently in compliance with the ownership requirements. A director who fails to attain or maintain this level of ownership will not be eligible for subsequent grants of stock options or restricted stock.

Communications with the Board of Directors

Shareholders may send written communications to the Board of Directors in care of our Corporate Secretary at our address on the cover of this proxy statement. Communications from shareholders to the Board will be handled by the Corporate Secretary in the following manner:

•	Communications addressed to a specific director will be sent unopened to the director.

•	Communications marked “confidential” (or similar) but addressed non-specifically to the Board will be sent unopened by the Secretary to the chairman of the Corporate Governance and Nominating Committee.

•	All other communications will be opened by the Secretary and forwarded as appropriate.

1.	Communications determined to relate to company financial matters will be logged and directed to the chair of the Audit Committee, with a copy sent to the chair of the Corporate Governance and Nominating Committee.

2.	All other communications opened by the Secretary will be logged and directed to the chair of the Corporate Governance and Nominating Committee.

Election of Directors

Shareholders will elect nine directors at the Annual Meeting. Each director will serve until the next annual meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the Board. Mr. Robert Paul is not standing for re-election to the Board at the Annual Meeting.

We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves.

Nominees

Thomas A. Donahoe

Age: 70

Director Since: 1998

Business Experience: Mr. Donahoe retired in 1996 as Vice Chairman and Midwest Managing Partner of Price Waterhouse LLP, an international accounting, auditing and consulting firm. He first joined Price Waterhouse in 1958 and became a partner of the firm in 1970.

Other Directorships: Nicor, Inc., A.M. Castle, Inc., Trustee of the Chicago Botanic Garden, Rush Medical Center, Kohl’s Children’s Museum, Hadley School for the Blind and The Presbyterian Homes.

Ralph E. Faison

Age: 47

Director Since: 2002

Business Experience: Mr. Faison, President and Chief Executive Officer, joined Andrew Corporation in June 2002 as President and Chief Operating Officer. He was formerly President and Chief Executive Officer of Celiant Corporation from June 2001 until its acquisition by Andrew in June 2002. Prior to joining Celiant, he was vice president of the New Ventures Group at Lucent Technologies from 1997 to 2001. Previously, he was vice president of advertising and brand management at Lucent. Prior to Lucent, he held various positions at AT&T, including vice president and general manager of AT&T’s wireless business unit and manufacturing vice president for its consumer products unit in Bangkok, Thailand.

Other Directorships: NETGEAR, Inc.

Jere D. Fluno

Age: 64

Director Since: 1996

Business Experience: Mr. Fluno retired in 2000 as Vice Chairman of W.W. Grainger, Inc., the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Mr. Fluno was employed by Grainger for 32 years in numerous executive financial and management positions.

Other Directorships: Trustee of the Museum of Science and Industry, an emeritus member of the University of Wisconsin School of Business Dean’s Advisory Board and a director of the University of Wisconsin Foundation, as well as other not-for-profit boards.

William O. Hunt

Age: 71

Director Since: 1999

Business Experience: Mr. Hunt was Chairman of the Board of Internet America, Inc., an internet service provider, from 1995 until 2003. He was Chairman of the Board of Intellicall, Inc., a public access telecommunications firm, from 1992 to 2001 and President and Chief Executive Officer from 1992 until 1998. He was Chairman of the Board, President and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications firm, from 1986 to 1992. Mr. Hunt also served as Chairman of the Board of Hogan Systems, Inc., a leading supplier of application software for the worldwide financial and banking industry, from 1990 to 1993 and as Vice Chairman from 1993 to 1996.

Other Directorships: Mobility Electronics, Inc.

Charles R. Nicholas

Age: 59

Director Since: 2000

Business Experience: Mr. Nicholas became Chairman of Andrew Corporation effective February 11, 2004. He served as Vice Chairman from September 2000. Mr. Nicholas joined Andrew in 1980 as Treasurer, was named Vice President, Finance in 1982, Chief Financial Officer in 1986 and Executive Vice President, Administration and Finance and Chief Financial Officer in 1995.

Gerald A. Poch

Age: 58

Director Since: 2002

Business Experience: Mr. Poch has been a Managing Director of Pequot Capital Management, Inc. and Senior Managing Director of the Pequot Capital Management, Inc. venture and private equity funds since 1998. Funds managed by Pequot owned less than 1% of Andrew outstanding stock on September 30, 2005. He was previously the Chairman, President and CEO of GE Capital Information Technology Solutions, a technology solutions provider, from 1996 to 1998. Prior to that, Mr. Poch was Co-Founder, Co-Chairman and Co-President of AmeriData Technologies, Inc., a value added reseller, systems integrator and consulting firm for computer hardware and software systems.

Other Directorships: Analex Corp., MTM Technologies, Inc. and NETGEAR, Inc., as well as numerous private companies.

Anne F. Pollack

Age: 49

Director Since: February 2005

Business Experience: Ms. Pollack is Senior Vice President and Chief Investment Officer of New York Life Insurance Company, a position she has held since January 2002. In January 2001, she was named Senior Vice President and Deputy Chief Investment Officer of New York Life, while also Chief Investment Officer of New York Life International, a position she held since 1998. She joined New York Life in 1980 and has held a series of increasingly responsible positions in the investment and financial management divisions.

Other Directorships: Community Preservation Corporation and Coro New York Leadership Center, as well as the Boards of several New York Life affiliates.

Glen O. Toney, Ph.D.

Age: 66

Director Since: 1999

Business Experience: Dr. Toney retired in 2002 as Group Vice President, Corporate Affairs of Applied Materials, Inc., the leading worldwide supplier of semiconductor wafer fabrication equipment. Prior to that date, he was Group Vice President and Vice President, Global Human Resources since 1985. He first joined Applied Materials, Inc. in 1979.

Other Directorships: Authenture Inc. and Northern California Natural History Museum. Dr. Toney is also a member of the advisory board of the School of Engineering and Computer Science, the School of Natural Science and of the University President’s Advisory Board at California State University at Chico.

Andrea L. Zopp

Age: 48

Director Since: September 2005

Business Experience: Ms. Zopp was Senior Vice President and General Counsel of Sears Holdings Corporation from July 2003 to October 2005. Prior to joining Sears Holding, Ms. Zopp was Vice President and Deputy General Counsel of Sara Lee Corporation from January 2000 to July 2003. She was a partner at the law firm of Sonnenschein, Nath & Rosenthal from January 1997 to December 1999 and previously was a prosecutor with the Cook County State’s Attorney Office, serving as First Deputy States Attorney from April 1991 to November 1996.

Other Directorships: Trustee of the National Urban League, the Chicago Area Project and the Heartland Alliance.

The Board has determined that director nominees Donahoe, Fluno, Hunt, Poch, Pollack, Toney and Zopp qualify as independent directors under Rule 4200 of the Nasdaq Stock Market.

Ownership of Andrew Common Stock

Directors and Executive Officers

This table indicates how much Andrew common stock the directors, named executive officers and all executive officers and directors as a group beneficially owned as of September 30, 2005. The named executive officers include Ralph E. Faison, our chief executive officer, and the four other most highly compensated executive officers based on compensation earned during the last fiscal year.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

Directors and Named Executive Officers	Shares of Common Stock Owned	Options Exercisable Within 60 Days	Common Stock Equivalents in Director Fee Deferral Plan	Shares of Common Stock In Retirement Plans	Total	%
John E. DeSana	18,575	306,675	-0-	25,528	350,778	*
Thomas A. Donahoe	9,000	64,800	26,074	-0-	99,874	*
Ralph E. Faison	85,363	603,200	-0-	5,936	694,499	*
Jere D. Fluno	12,500	120,113	27,421	-0-	160,034	*
William O. Hunt	15,000	52,800	13,243	-0-	81,043	*
Marty R. Kittrell	11,695	134,000	-0-	1,756	147,451	*
Carleton (Mickey) Miller	-0-	133,100	-0-	-0-	133,100	*
Roger J. Manka	-0-	69,350	-0-	100	69,450	*
Charles R. Nicholas	141,226	355,000	-0-	60,036	556,262	*
Robert G. Paul	74,292	41,664	3,992	-0-	119,948	*
Gerald A. Poch	250,000[1]	16,800	16,432	-0-	283,232	*
Anne F. Pollack	-0-	-0-	-0-	-0-	-0-	*
Glen O. Toney	-0-	64,800	25,256	-0-	90,056	*
Andrea L. Zopp	-0-	-0-	-0-	-0-	-0-	*
Directors and Executive Officers as a Group (20 persons)	690,840	2,723,802	112,418	109,938	3,636,998	2.3

*	Less than 1%.
[1]	This amount represents 219,112 shares held of record by Pequot Private Equity Fund III, L.P. and 30,888 shares held of record by Pequot Offshore Private Equity Partners III, L.P. The Pequot entities are managed by Pequot Capital Management, Inc., which holds voting and dispositive power for all shares held by the Pequot entities. Mr. Poch is a senior managing director of Pequot Capital Management, Inc. and may be deemed to beneficially own the shares held. Mr. Poch disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

Certain Shareholders

This table shows, as of December 9, 2005, the shareholders that we know to be beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Ariel Capital Management, LLC. 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	18,647,183[1]	11.7
FMR Corp. (Fidelity Investments) 82 Devonshire Street Boston, MA 02109	8,932,543[2]	5.6

[1]	Ariel Capital Management, LLC. has sole voting power with respect to 14,751,983 of the shares, shared voting power with respect to none of the shares and sole investment power with respect to all 18,647,183 of the shares. This information was provided in a Schedule 13G/A filed with the SEC on February 14, 2005.
[2]	Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 8,611,450 shares (5.4%) of Andrew common stock. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 320,202 shares (0.2%) of Andrew common stock. The address for both of these entries is the same as set forth above for FMR Corp. FMR Corp. and its affiliates have sole voting power with respect to 321,093 of the shares, shared voting power with respect to none of the shares and sole investment power with respect to all 8,932,543 of the shares. This information was provided in a Schedule 13G filed with the SEC on February 14, 2005.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Andrew common stock with the SEC. We believe that all filing requirements were met during fiscal year 2005.

Meetings and Committees of the Board of Directors

The Board of Directors met six times during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees. The Board’s standing Committees are the Audit, Compensation and Human Resources, and Corporate Governance and Nominating Committees. The independent directors have designated William O. Hunt as Lead Director.

For additional information, including our Governance Principles for the Board of Directors and the current charter for each of our Board committees, please refer to our website at www.andrew.com. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. The following table shows the membership on the standing committees:

COMMITTEE MEMBERSHIP

Name	Audit	Compensation and Human Resources	Corporate Governance and Nominating
Thomas A. Donahoe	Chairman
Ralph E. Faison
Jere D. Fluno		Member	Member
William O. Hunt			Chairman
Charles R. Nicholas
Robert G. Paul
Gerald A. Poch	Member		Member
Anne F. Pollack	Member	Member
Glen O. Toney		Chairman
Andrea L. Zopp		Member	Member

Audit Committee: The Audit Committee is comprised of three directors who meet the Audit Committee independence requirements of the SEC and Nasdaq. The committee assists the Board in fulfilling its oversight responsibilities relating to: our auditing, accounting and reporting practices; the adequacy of our systems of internal controls; and the quality and integrity of publicly reported financial disclosures. In this role, the committee appoints the independent auditors and reviews and approves the scope of the audit, the financial statements and the independent auditors’ fees. The Board of Directors has determined that each member of the Committee meets the experience requirements of Nasdaq and that Thomas A. Donahoe and Gerald A. Poch each meet the SEC’s definition of audit committee financial expert. Additional information on the committee and its activities is set forth in the “Report of the Audit Committee of the Board of Directors.” The Audit Committee met five times during the fiscal year, and the Chairman met quarterly with management and the external auditors prior to the release of our financial results.

Compensation and Human Resources Committee: The Compensation and Human Resources Committee is comprised of four directors who meet the independence requirements of Nasdaq. This Committee reviews management development and succession planning, establishes the compensation programs for officers and reviews the overall compensation and benefit programs. The committee also administers and selects participants for the Management Incentive Program, the Long-Term Incentive Plan, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Compensation and Human Resources Committee met five times during the fiscal year.

Corporate Governance and Nominating Committee: This committee is comprised of four directors who meet the independence requirements of Nasdaq. This committee identifies and recommends candidates for Board membership. The committee also considers the size, structure and general composition of the Board, reviews and assesses the adequacy of the company’s corporate governance practices and monitors the company’s compliance programs. The Corporate Governance and Nominating Committee met five times during the fiscal year.

Director Nominations: The Corporate Governance and Nominating Committee is responsible for selecting director nominees and for establishing procedures for the submission of director candidates by shareholders. The Committee seeks individuals who will represent the diverse interests of our shareholders and bring to the Board a breadth of experience from a variety of industries and professional disciplines, as well as diverse personal backgrounds, professional and leadership experience, understanding of our business, personal integrity and proven ability to apply sound and independent business judgment, including each candidate’s ability to devote sufficient time to Board and Committee meetings.

Shareholders who wish to submit nominees for director may do so in accordance with the requirements described under the caption “How do I nominate a director for consideration at next year’s Annual Meeting?” Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the Committee and the Board follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Executive Compensation

This table summarizes the before-tax compensation for Ralph E. Faison, President and Chief Executive Officer, and the four next highest compensated executive officers of Andrew. These individuals are sometimes referred to in this proxy statement as the “named executive” officers.

Summary Compensation

Long-Term Compensation

	Annual Compensation				Awards		Payouts

Name and Principal Position	Fiscal Year	Salary	Bonus[1]	Other Annual Compensation[2]	Restricted Stock/DSU Awards[3]	Securities Underlying Options	LTIP Payouts	All Other Compensation[4]

Ralph E. Faison President and Chief Executive Officer	2005 2004 2003	$633,100 609,200 534,583	$190,000 1,266,200 -0-	$20,644 10,090 10,060	$1,018,428 668,680 -0-	240,700 200,000 150,000	$-0- 295,095 -0-	$94,722 516,218 66,919
John E. DeSana Group President, Antenna & Cable Products Group	2005 2004 2003	342,700 339,400 327,583	143,317 581,851 183,729	10,322 390 4,405	393,004 240,450 -0-	56,800 40,000 40,000	-0- 137,080 -0-	47,121 27,732 19,102
Marty R. Kittrell Chief Financial Officer	2005 2004 2003	344,500 339,625 259,583	84,334 584,193 77,796	10,322 90 60	394,264 242,740 -0-	59,000 40,000 50,000	-0- 107,050 -0-	122,668 20,123 23,941
Carleton (Mickey) Miller Group President, Base Station Subsystems Group	2005 2004 2003	365,000 223,519 -0-	53,611 420,936 -0-	20,644 30,000 -0-	324,076 -0- -0-	58,100 -0- -0-	-0- -0- -0-	37,230 1,369 -0-
Roger J. Manka Group President, Worldwide Sales & Marketing	2005 2004 2003	295,000 124,474 -0-	117,953 277,625 -0-	-0- 40,000 -0-	263,208 -0- -0-	50,600 -0- -0-	-0- -0- -0-	26,711 7,367 -0-

[1]	Annual bonus amounts are earned and accrued during the fiscal year indicated, but paid after the end of each fiscal year.
[2]	Other annual compensation consists of tax-return preparation and financial planning services for Messrs. Faison, DeSana, Kittrell and Miller and sign-on bonuses in 2004 for Messrs. Miller and Manka.
[3]	Amounts shown represent the value of deferred stock units (“DSUs”) granted under our 2004 Long-Term Incentive Plan on November 16, 2004 and February 8, 2005 based on per share closing prices on those dates of $14.36 and $12.60, respectively. These DSUs represent shares of common stock that are issuable to the officer in four years, provided that he has not left the company’s employment for a reason other than death, disability or retirement. The officer may defer issuance of the stock for any period of time up to his retirement. As of September 30, 2005, DSU ownership with an aggregate value based on the closing price of $11.15 per share on that date was as follows: Mr. Faison, 132,900 DSUs with an aggregate value of $1,481,835; Mr. DeSana, 49,900 DSUs with an aggregate value of $556,385; Mr. Kittrell, 50,200 DSUs with an aggregate value of $559,730; Mr. Miller, 44,100 DSUs with an aggregate value of $491,715 and Mr. Manka, 37,800 DSUs with an aggregate value of $421,470.
[4]	All other compensation for fiscal year 2005 represents a contribution of $9,150 by Andrew to the Andrew Profit Sharing Trust on behalf of each named executive officer and accruals for the Employee Retirement Benefit Restoration Plan on behalf of the named individuals. In the case of Messrs. Faison and Kittrell, it also includes payment of $486,889 in relocation expenses to Mr. Faison in 2004 and $75,242 to Mr. Kittrell in 2005.

Option Grants in Last Fiscal Year

This table gives information relating to option grants to the named executive officers in fiscal 2005 The exercise price of the options is based upon the fair market value of Andrew common stock on the date the option is granted. As the SEC requires, the calculation of potential realizable values is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. All options granted during the fiscal year vested immediately but included resale restrictions which lapse at a rate of 25% per year beginning on the first anniversary of the grant date.

Name	Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Ralph E. Faison	240,700	15.40	$14.58	11/16/14	$2,207,047	$5,593,089
John E. DeSana	56,800	3.63	14.58	11/16/14	520,815	1,319,848
Marty R. Kittrell	59,000	3.77	14.58	11/16/14	540,988	1,370,969
Carleton (Mickey) Miller	58,100	3.72	14.58	11/16/14	532,735	1,350,056
Roger J. Manka	50,600	3.24	14.58	11/16/14	463,966	1,175,780

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table provides information regarding the exercise of options during fiscal 2005 by the named executive officers. The “value realized” is calculated using the difference between the option exercise price and the price of Andrew common stock on the date of exercise multiplied by the number of shares underlying the option. The “value of unexercised in-the-money options at fiscal year end” is calculated using the difference between the option exercise price and $11.15 (the closing price of Andrew common stock on September 30, 2005) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph E. Faison	-0-	-0-	565,700	225,000	$134,250	$134,250
John E. DeSana	-0-	-0-	296,675	50,000	35,800	35,800
Marty R. Kittrell	-0-	-0-	129,000	65,000	17,900	17,900
Carleton (Mickey) Miller	-0-	-0-	133,100	-0-	-0-	-0-
Roger J. Manka	-0-	-0-	69,350	56,250	-0-	-0-

Executive Severance Benefit Plan

Key executives of Andrew selected by the Compensation and Human Resources Committee receive benefits under the Executive Severance Benefit Plan in the event of termination of employment following a change in control as defined in the Plan.

Andrew must pay benefits to a Plan participant if, within two years after a change in control, his or her employment is terminated for any reason other than death, disability, retirement, or cause. Andrew must also pay benefits if, within the two-year period, a participant resigns because his or her compensation or duties are significantly reduced, because he or she must relocate, or because Andrew breaches its obligations under the Plan. The Plan provides that an affected participant will receive 12, 30 or 36 months of salary, bonus, Andrew profit sharing and matching contributions, and continuation of employee benefits. In addition, all of the participant’s deferred stock units and stock options would vest on the date of the change of control. In the event that any payment is considered an “excess parachute payment” under the Internal Revenue Code, Andrew will make tax equalization payments with respect to the participant’s compensation for federal income and excise tax purposes. If there had been a change in control and termination of employment of the named executive officers, Andrew would have been required to pay them the following amounts (plus tax equalization payments, if applicable) on September 30, 2005: Ralph E. Faison, $3,798,600; John E. DeSana, $1,584,988; Marty R. Kittrell, $1,593,313 Carleton M. Miller, $1,688,125; and Roger J. Manka, $1,364,375.

Employee Retirement Benefit Restoration Plan

The Andrew Employee Retirement Benefit Restoration Plan provides additional retirement benefits to certain senior executives selected by the Compensation and Human Resources Committee. Because of limitations imposed by the Internal Revenue Service, these executives’ benefits from the Andrew Profit Sharing Trust are reduced. Therefore, executives participating in the Restoration Plan receive benefits that compensate them for the decreased benefits under the Profit Sharing Trust.

A participant is not eligible to receive benefits under the Restoration Plan until completion of the five-year vesting period, or the earlier of turning 65 or his or her termination of employment with Andrew by reason of death, disability, retirement or change-in-control. Benefits are paid in a lump sum.

If there had been a change in control, Andrew would have been required to pay the named executive officers the following amounts as of September 30, 2005: Ralph E. Faison, $122,396; John E. DeSana, $145,004; Marty R. Kittrell, $51,329; Carleton M. Miller, $28,080; and Roger J. Manka, $17,561.

Other Arrangements

The Compensation and Human Resources Committee has agreed that Charles R. Nicholas is entitled to a salary of $300,000 per year as non-executive Chairman of the Board, a position that Mr. Nicholas assumed on February 10, 2004. The Committee has also determined that Mr. Nicholas will receive a consulting fee of $250,000 per year for a two year period commencing upon his retirement as Chairman. Mr. Nicholas participates in certain company benefit programs and also receives a $5,000 life insurance benefit that will terminate upon his retirement as Chairman.

Equity Compensation Plan Information Table

The following table provides information as of September 30, 2005 regarding the number of shares of our common stock that may be issued upon the exercise of options, warrants and rights under Andrew Corporation’s equity compensation plans. Shareholder approved plans include the following: the 1988 Management Incentive Program; the 2000 Management Incentive Program; the 1988 Stock Option Plan for Non-Employee Directors; the 1998 Stock Option Plan for Non-Employee Directors; the 1998 Employee Stock Purchase Plan; and the 2004 Long-Term Incentive Plan.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	9,103,533[1]	$17.09	7,486,126[2]
Equity compensation plans not approved by security holders	None	None	None
Total	9,103,533	$17.09	7,486,126

[1]	Includes 782,700 shares subject to deferred stock unit awards. Excludes 214,971 shares subject to options outstanding pursuant to the Allen Telecom Inc. Amended and Restated 1992 Stock Plan and the Allen Telecom Inc. Amended and Restated 1994 Non-Employee Directors Stock Plan, which we assumed in connection with our 2003 acquisition of Allen Telecom Inc. These options have a weighted average exercise price of $12.00 per share.
[2]	Includes 1,800,199 shares available under the Employee Stock Purchase Plan.

Report of the Compensation and Human Resources Committee of the Board of Directors

The Compensation and Human Resources Committee is composed of four directors who meet the independence requirements of NASDAQ. The Committee operates under a written charter adopted by the Board of Directors. The charter is available on our website, www.andrew.com.

The Committee establishes Andrew Corporation’s general compensation policies, as well as specific compensation plans, performance goals and compensation levels for executive officers. The Committee selects participants for and administers the Management Incentive Plan, the Long-Term Incentive Plan, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan.

Compensation Philosophy

The Committee’s principal objective is to align executive compensation with stockholder value. To achieve that objective, the executive compensation program includes various components, which have been designed to deliver superior pay for superior performance. Accordingly, an emphasis has been placed on variable, performance-based compensation rather than fixed elements of compensation. The main elements of this performance-driven executive compensation program include: market-competitive base salary, an annual bonus plan that is directly linked to aggressive performance factors that relate to stockholder value, including revenue, operating income and free cash flow, and long-term incentives which further align long-term executive performance with stockholder value. In fiscal year 2005, the Committee adjusted the long-term incentive program as a result of the new accounting rules relating to the expensing of stock options. That new long-term incentive approach, for fiscal years 2006 and beyond, is included in the long-term incentive section later in this report.

Base Salary

The Committee’s goal is to position officer base salary at the median for similar positions at comparable companies. In fiscal 2005, an outside consultant compiled salary data for a group of technology companies that are similar in revenue, location and/or industry to Andrew. In addition to the market data provided by the consultant, the Committee also considers other factors, such as relative company performance, the officer’s past performance, experience, and his or her potential.

The market salary information provided by the consultant indicated that Mr. Faison’s salary is substantially below the median salary for CEO’s of comparable companies. However, for fiscal 2005, no corporate officers received base salary increases. Therefore, any additional CEO compensation would have been earned through performance-based programs such as the annual bonus plan and equity-based programs.

Annual Bonus

For fiscal 2005, the Committee determined the CEO’s annual cash bonus based on pre-determined goals established by the Committee that specified the company’s attainment of operating income, revenue and free cash flow during the fiscal year. The bonus was calculated using a formula based on whether or not the company’s performance actually met or exceeded a set of stretch targets. For fiscal 2005, the company achieved 98% of the revenue target, but did not achieve the targets for operating income or cash flow. As a result of this performance against revenue targets, Mr. Faison received a bonus for fiscal year 2005 of $190,000.

Cash bonuses for other executive officers were based on three factors: (1) Andrew Corporation operating income, revenue and free cash flow; (2) operating income, revenue and free cash flow of the business group that reports to the executive; and (3) achievement of specified, measurable objectives that relate to the executive’s functional area of responsibility.

Long-Term Incentives

Fiscal Year 2005

For fiscal year 2005, the company granted a combination of stock options and deferred stock units as part of its executive compensation program. The Committee continued to believe that, in anticipation of the new approach to long-term incentives that would be implemented in 2006, stock options would continue to be an important element of executive compensation because they focus management’s attention on stockholder interests. Option grants are made at fair market value of Andrew common stock on the grant date. The stock option plan prohibits the repricing of options. At its meeting in November 2004, the Committee agreed to grant awards that were 100% vested at the date of grant in order to minimize the anticipated accounting expense associated with these option grants. However, these awards were also granted with resale restrictions, which prohibit the sale or transfer of any of the shares received upon exercise until the 25% per year resale restriction lapses. The Committee granted Mr. Faison options on 240,700 shares of Andrew common stock with these terms. The Committee also granted options to the other most highly compensated officers as follows: Mr. DeSana, 56,800 shares; Mr. Kittrell, 59,000 shares; Mr. Miller, 58,100 shares; and Mr. Manka, 50,600 shares.

Also at the November 2004 meeting, the Committee made the following annual awards of deferred stock units: Mr. Faison, 29,200 shares; Mr. DeSana, 12,500 shares; Mr. Kittrell, 12,600 shares; Mr. Miller, 12,500 shares; and Mr. Manka, 12,000 shares. In lieu of a long-term incentive cash payout that otherwise applied for FY05, additional grants of deferred stock units were made on February 8, 2005 as follows: Mr. Faison, 45,300 shares; Mr. DeSana, 16,400 shares; Mr. Kittrell, 16,400 shares; Mr. Miller, 11,600 shares; and Mr. Manka, 7,800 shares. Deferred stock units represent shares of common stock that are issuable to the grantee in four years, provided that the grantee has not left Andrew’s employment for a reason other than death, disability or retirement. Deferred stock units not only focus management’s attention on stockholder interests but also provide the company with a greater ability to retain its executive talent.

At the July 2005 meeting, the Committee vested all outstanding options with an exercise price of $12.00 per share or more, including options on 56,250 shares held by Mr. Miller. These shares will have resale restrictions that apply upon exercise similar to those described above.

Fiscal Year 2006 and Beyond

In 2006, the Committee intends to implement the newly designed long-term incentive plan. This plan is intended to deliver market-competitive long-term incentive opportunities given outstanding levels of Company performance. This new program consists of a combination of stock options, restricted stock units and the opportunity to earn a long-term cash award.

Stock Ownership Guidelines

The Company, for a number of years, has required its corporate officers to own Andrew common stock with a value equal to a multiple of the officer’s salary level. The competitiveness of these guidelines and a review of each officer’s ownership position against them is conducted annually by the Committee. All Corporate officers are currently in compliance with the guidelines.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits the deductibility by Andrew of compensation in excess of $1,000,000 paid to the chief executive officer and each of the other four most highly compensated executive officers. Certain “performance based compensation” is not included in compensation counted for purposes of the limit. The policy of the Committee is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation that may not, in a specific case, be fully deductible by Andrew.

Compensation and Human Resources Committee

Glen O. Toney, Chairman

Jere D. Fluno

Anne F. Pollack

Andrea L. Zopp

Report of the Audit Committee of the Board of Directors

The Audit Committee is composed of three independent directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Committee operates under a written charter adopted by the Board of Directors. The charter is available on our website, www.andrew.com.

Management is responsible for the internal controls and financial reporting process of Andrew. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the company’s shareholders and Board of Directors on the results of this audit. The Committee’s responsibility is to monitor and oversee these processes.

At each of its five meetings during fiscal year 2005, the Committee met and held discussions with management and Ernst & Young, independent auditors for Andrew. These meetings included sessions at which management was not present. The Committee discussed with Ernst & Young the results of its examination of the consolidated financial statements, its evaluation of Andrew’s internal controls, and its assessment of the overall quality of the company’s financial controls. Management represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee also reviewed and discussed the matters related to the restatements of the company’s consolidated financial statements as described in Andrew’s Annual Report on Form 10-K. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent auditors to help give the Committee comfort in connection with its review, and these questions were answered to the satisfaction of the Committee. The Committee also discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

During the course of fiscal year 2005, management completed the documentation, testing and evaluation of Andrew’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee has been kept apprised of progress in this process including planning and execution updates provided by management and Ernst & Young at each of the regularly scheduled Committee meetings. At the conclusion of this process, the Committee received from management its assessment and report on the effectiveness of Andrew’s internal control over financial reporting. The Committee also received from Ernst & Young its attestation report on management’s assessment of internal control over financial reporting and its report on Andrew’s internal control over financial reporting. The Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation, including the identified material weaknesses and the remediation steps management has taken and proposes to take to address them, as part of its oversight responsibility. Andrew published these reports in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005. Ernst & Young provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed with Ernst & Young that firm’s independence. The Committee determined that non-audit services provided by Ernst & Young during the 2005 fiscal year are compatible with maintaining their independence.

Based on the Committee’s discussion with management and Ernst & Young, the Committee’s review of the representations of management, and the report of Ernst & Young to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended September 30, 2005. The Committee also has recommended for shareholder approval the retention of Ernst & Young as independent auditors for fiscal year 2006.

Audit Committee

Thomas A. Donahoe, Chairman

Gerald A. Poch

Anne F. Pollack

Company Performance

This graph shows a five-year comparison of cumulative total returns for Andrew, the Standard & Poor’s (S&P) 500 Composite Index and the S&P Communications Equipment Index. The graph assumes an investment of $100 on September 30, 2000 and the reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ANDREW CORPORATION, THE S&P 500 INDEX

AND THE S&P COMMUNICATIONS EQUIPMENT INDEX

*	$100 invested on 9/30/00 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

Copyright©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

	Cumulative Total Return

	9/00	9/01	9/02	9/03	9/04	9/05
Andrew Corporation	$100	$69	$25	$46	$47	$43
S & P 500	100	73	58	73	83	93
S & P Communications Equipment	100	20	9	14	16	19

Appointment of Independent Auditors

The Audit Committee has appointed Ernst & Young LLP to serve as Andrew’s independent auditors for the fiscal year ending September 30, 2006. Ernst & Young has been employed to perform this function for Andrew since 1970.

Audit Fees

These fees related to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2004 and 2005; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and 2005, March 31, 2004 and 2005, and June 30, 2004 and 2005 and (iii) services provided in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These fees relate to work performed by Ernst & Young with respect to consulting on actions required by the Sarbanes-Oxley Act of 2002, audits of our benefit plans, acquisition-related due diligence assistance, and other technical accounting assistance.

Tax Fees

These fees include work performed by Ernst & Young with respect to tax compliance, tax service for employees on international assignments, and other tax consulting, including assistance with our foreign sales corporation.

All Other Fees

These fees include executive tax services performed on behalf of the Chairman and former Chairman.

The following table shows further detail regarding fees billed to the company by Ernst & Young during fiscal years 2005 and 2004:

	2005	2004
Audit Fees
GAAP and statutory audits	$1,737,300	$1,730,900
Sarbanes-Oxley §404 procedures	1,241,400	-0-
Restructuring related audit	-0-	17,000
SEC registration statements	-0-	10,500
Convertible debt offering	-0-	18,200
SEC comment letter	68,300	-0-
Total Audit Fees	3,047,000	1,776,600
Audit-Related Fees
Employee benefit plan audits	58,500	42,100
Sarbanes-Oxley consulting	-0-	13,000
Acquisition support	-0-	58,200
Other accounting assistance	8,700	7,000
Total Audit Related Fees	67,200	120,300
Tax Fees
Tax compliance	189,200	217,400
Expatriate tax service	67,900	85,300
Other tax consulting	140,800	309,500
Total Tax Fees	397,900	612,200
All Other Fees	-0-	16,100
Total Fees	$3,512,100	$2,525,200

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. The Committee will annually pre-approve services in specified accounting, acquisition and tax-related areas. The Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits, as well as for tax compliance and individual tax services for employees on international assignments.

Andrew’s management provides quarterly updates to the Committee regarding actual year-to-date expenditures for non-audit services. The Committee regularly determines whether specific projects or expenditures could potentially affect Ernst & Young’s independence.

Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify the appointment of Ernst & Young. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Ernst & Young will be at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee recommends a vote FOR

ratification of the appointment of Ernst & Young LLP.

Directions To Chicago Marriott Suites O’Hare Riverway Auditorium

From O’Hare International Airport:

Take I-90 East to River Road North Exit. Proceed north on River Road. Hotel is on the right, just south of Higgins Road.

From north (heading south) on 294:

Take 90E and exit Cumberland North. Turn right on Cumberland for one block to Higgins Road. Turn left on Higgins for 3 stoplights to Des Plaines River Road. Turn left on Des Plaines River Road. We are on the left-hand side.

From south (heading north) on 294:

Exit 190W and exit River Road. After the tollbooth, stay in the left-hand lanes to exit River Road. We are on the right, one block.

From west (heading east) on 90:

Take 90E to Cumberland North exit. Turn right on Cumberland, one block to Higgins. Turn left on Higgins for 3 stop lights to Des Plaines River Road. Turn left on Des Plaines River Road. We are on the left-hand side.

From east/downtown (heading west)

on 90:

Take 90W to 190W (O’Hare Airport). Exit River Road. Turn left at end of exit. We are 2 blocks on right.

From 88:

Take 294 North.

From 55:

Take 294 North

From Indiana:

Take 90/94 to 294 North

From Wisconsin—94:

Take 94 to 294 South

Inside the Hotel

On lobby level, follow red carpet outside Allie’s American Grille into adjacent office complex. Take a left (past Carlucci’s) and continue down the hallway past the Riverway Florist, Nicky D’s Salon, Fifth Third Bank, Incidentals gift shop and Sir Speedy copy store. The Riverway Auditorium will be directly across from Wall Street Deli.

Parking Directions

Enter in the South Entrance off River Rd. Follow the signs to the Auditorium. The parking garage is on your right. Tell the attendant that you will be attending a meeting in the Riverway Auditorium. The Auditorium itself will be located directly across the street.

Bulletin IR-100892-EN (12/05) ©2005 Andrew Corporation, Orland Park, Illinois U.S.A. • Printed in U.S.A.

Chicago Marriott Suites O’Hare

Riverway Auditorium

6133 North River Road

Rosemont, Illinois 60018

(847) 696-4400

10500 WEST 153RD STREET ORLAND PARK, IL 60462

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 a.m., Central Time, on February 8, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Andrew Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 1:00 a.m., Central Time, on February 8, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Andrew Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ANDREW

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANDREW CORPORATION

Vote on Directors

A To elect nine Directors for the ensuing year.

1.	The Board of Directors recommends a vote FOR each of the listed nominees.
01)	T. A. Donahoe
02)	R. E. Faison
03)	J. D. Fluno
04)	W. O. Hunt
05)	C. R. Nicholas
06)	G. A. Poch
07)	A. F. Pollack
08)	G. O. Toney
09)	A. L. Zopp

For	Withhold	For All	To withhold authority to vote for any individual
All	All	Except	nominee, mark “For All Except” and write the
nominee’s name on the line below.

B Issues

The Board of Directors recommends a vote FOR each of the following proposals.

2.	To ratify the appointment of Ernst & Young as independent public auditors for fiscal year 2006.
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

For	Against	Abstain

C Authorized Signatures—Sign Below—This section must be completed for your instructions to be executed.

IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided below. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

For address changes and/or comments, please check this box

and write them on the back where indicated

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you
consent to receive certain future investorcommunications in a single package per household

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Shareholder:

On the reverse side are instructions on how to vote shares for the election of directors and all other proposals by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Andrew Corporation

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING.

Proxy—Andrew Corporation

Proxy Solicited on Behalf of the Board of Directors

February 8, 2006

The undersigned Shareholder of ANDREW CORPORATION appoints Charles R. Nicholas and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of the Company to be held at the Riverway Auditorium, 6133 North River Road, Rosemont, Illinois at 10:00 A.M., Wednesday, February 8, 2006 and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Please sign and date this card on the reverse side.)